Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 152 to File No. 033-59692; Amendment No. 153 to File No. 811-07584) of Rydex Series Funds of our reports dated May 25, 2016 on the financial statements and financial highlights of each of the series of Rydex Series Funds included in the March 31, 2016 Annual Reports to shareholders.
/s/ Ernst & Young LLP

McLean, Virginia
July 28, 2016